SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated April 21, 2022 by and among
DEFIANCE ETFS, LLC
and
VIDENT INVESTMENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
Defiance Daily Short Digitizing the Economy ETF (IBIT)	none	0.03%
Defiance Pure Electric Vehicle ETF (EVXX)	$15,000	0.04%
Defiance Pure 2x Bull Airline Daily ETF (JETX)	$15,000	0.04%
Defiance Pure 2x Bull Semiconductor Daily ETF (SEMZ)	$15,000	0.04%
Defiance Pure 2x Bull Banks Daily ETF (BNKX)	$15,000	0.04%
Defiance Pure 2x Bull Oil & Gas Daily ETF (OILX)	$15,000	0.04%
Defiance Pure 2x Bull Retail Daily ETF (BUYX)	$15,000	0.04%
Defiance Pure 2x Bull Tech Daily ETF (QQQZ)	$15,000	0.04%
Defiance Israel Bond ETF (CHAI)	$60,000	0.065% on the first $250,000,000 0.06% on the next $250,000,000 0.03% on net assets in excess of $500,000,000
IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of May 30, 2023.

DEFIANCE ETFS, LLC

By: /s/ Paul Dellaquila
Name: Paul Dellaquila
Title: President

VIDENT INVESTMENT ADVISORY, LLC

By: /s/ Amrita Nandakumar
Name: Amrita Nandakumar
Title: President

ETF SERIES SOLUTIONS

By: /s/ Joshua J. Hinderliter
Name: Joshua J. Hinderliter
Title: Secretary